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                                                                  Exhibit 10.22


                              SELLER USER AGREEMENT

         World Commerce Online - Floraplex, Inc. ("FLORAPLEX") and Dole Fresh Flowers, Inc. ("USER") agree to the following terms and conditions for USER's use of the FLORAPLEX e-commerce online trading system ("System"):

         1. FLORAPLEX and USER agree that the terms of this Agreement shall supercede, modify, and alter the standard, online Terms and Conditions of Use (see Exhibit "A") applicable to sellers using the System.

         2. FLORAPLEX will develop and provide the necessary System functions to allow USER to upload, edit, and download its products for sale information.

         3. FLORAPLEX will develop and provide USER with the System functions to allow USER to sell its entire bouquet and consumer bunch programs.

         4. FLORAPLEX will provide USER with the necessary training and materials to operate the System.

         5. FLORAPLEX will work to provide USER with an analysis to better understand possible cost savings of using e-commerce vs. USER's traditional model.

         6. FLORAPLEX will develop and provide USER with the System functions to offer special pricing for specific products to designated customers.

         7. USER will commit the following resources:


                  a. Yvette Speziani, or a designee to be approved by mutual consent of the parties, to be the FLORAPLEX Coordinator responsible for all coordination of sales and marketing activities between FLORAPLEX and USER. FLORAPLEX will reimburse USER for all of her salary and she will report to Geno Valdes;

                  b. Also, USER will appoint Alejandro Bueno, or a designee to be approved by mutual consent of the parties, as the Logistics Coordinator to ensure orders are processed and distributed;

                  c. FLORAPLEX personnel will have access to Alex Garcia, Dole Fresh Flowers' CFO, to ensure and coordinate all financial and technology driven issues; and

                  d. Each party agrees not to solicit any of the employees of the other party for the purpose of employing them in its business or that of its affiliates.



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         8. FLORAPLEX and USER agree that the term of this Agreement shall be for a period of two (2) years, but after 120 days from the commencement of this Agreement, either party may terminate this Agreement upon thirty-days (30) prior written notice with or without cause. During the term of this Agreement, FLORAPLEX will be USER's preferred e-commerce solution for the sale of flowers using the Internet to traditional wholesale florists and mass markets. FLORAPLEX acknowledges and agrees that nothing contained in this Agreement shall interfere or otherwise restrain USER with respect to USER's existing e-commerce business relationships regardless of whether such relationships are evidenced by a written contract.

         9. USER agrees to pay the monthly transaction fees to reflect a sliding scale as follows:

                  MONTHLY SALES THRUPUT              Transaction Fee
                  ---------------------              ---------------
                     $0 - $5 million                       2.5%
                     over $5 million                       2.0%


         10. USER will pay monthly subscription fees of $150.00 per individual shipping location (e.g., Bogota, Medellin, Quito, and others), and $5.95 per each additional individual user.

         11. FLORAPLEX will provide Web Marketing capabilities to USER to promote daily product specials and E-brochures at a 15% discount over published advertising rates.

         12. As part of the consideration for this Agreement, Dole Fresh Flowers, Inc. will be granted warrants from World Commerce Online, Inc. to purchase up to 1 million shares of WCOL stock at the Current Market Price as set forth in the Warrant Agreement, a copy of which is attached hereto as Exhibit "B."

         13. FLORAPLEX and USER jointly agree to cooperate in marketing the System to USER's primary customers as an alternative customer service sales option.

         14. FLORAPLEX and USER will develop a joint press release announcing this venture.

         15. FLORAPLEX and USER operate independent businesses, each acting for its own individual account and profit and not for any joint business of the parties. The parties do not intend by the making of this Agreement to form or operate a partnership or joint venture.

         16. This Agreement and the rights of the parties shall be interpreted in accordance with Florida law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. This instrument constitutes all of the understandings and agreements existing between the parties concerning this Agreement and the rights, interests, understandings, covenants, and obligations created by this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity,


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illegality, or unenforceability shall not affect any other provision, and this
Agreement shall be construed as if it did not contain the invalid, illegal, or unenforceable provision. Any changes in this Agreement shall be embodied in a written amendment to this Agreement, signed by both parties, and shall be effective from the date specified in the amendment.

         17. If any controversy shall arise between the parties hereto as to the application or interpretation of this Agreement, and such controversy cannot be resolved through the best efforts of the parties, then the parties shall select a mutually acceptable independent mediator. If mediation efforts do not resolve the controversy, then either party shall have the right to demand arbitration. The arbitrator shall be chosen by mutual agreement of the parties. If the parties are unable to agree upon an arbitrator, then the arbitrator shall be appointed in accordance with the American Arbitration Association's Rules and Regulations. The arbitrator's findings of fact, conclusions of law and decision shall be binding and final upon the parties hereto. Each party shall bear its own costs, including its own attorneys' fees. The arbitrator's fees and costs shall be allocated by the arbitrator in accordance with his decision. The relief sought and which may be awarded by the arbitrator shall not include damages in the nature of an exemplary or punitive award, and the parties hereby waive any right to claim the same. Judgment upon the award may be entered in any court of competent jurisdiction. The terms of this subparagraph shall survive the termination of this Agreement.


TO THE EXTENT NOT SUPERCEDED, MODIFIED, OR ALTERED BY THE TERMS OF THIS AGREEMENT, THE STANDARD, ONLINE TERMS AND CONDITIONS OF USE SHALL REMAIN IN FULL FORCE AND EFFECT.

                                      /s/ Lorenzo De La Torre
                                      ------------------------------------------
                                      Lorenzo De La Torre, President
                                      Dole Fresh Flowers, Inc.


                                      /s/ Eugenio M. Valdes
                                      ------------------------------------------
                                      Eugenio M. Valdes, Chief Operating Officer
                                      FLORAPLEX





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